Exhibit 4.6

SYNTHEMATIX, INC.

AMENDED AND RESTATED

2000 EQUITY COMPENSATION PLAN

Effective as of November 22, 2004

SYNTHEMATIX, INC.

AMENDED AND RESTATED

2000 EQUITY COMPENSATION PLAN

ARTICLE I - GENERAL PROVISIONS

1.1	The Plan is designed, for the benefit of the Company, to attract and retain for the Company personnel of exceptional ability; to motivate such personnel through added incentives to make a maximum contribution to greater profitability; to develop and maintain a highly competent management team; and to be competitive with other companies with respect to equity compensation.

1.2	Awards under the Plan may be made to Participants in the form of (i) Incentive Stock Options; (ii) Nonqualified Stock Options; and/or (iii) Restricted Stock.

1.3	The Plan became effective on the Effective Date.

ARTICLE II - DEFINITIONS

Except where the context otherwise indicates, the following definitions apply:

2.1	“Agreement” means the written agreement between the Company and a Participant evidencing an Award granted to the Participant under the Plan.

2.2	“Award” means an award granted to a Participant under the Plan of a Stock Option, Restricted Stock or any combination of the two.

2.3	“Board” means the Board of Directors of Synthematix, Inc.

2.4	“Code” means the Internal Revenue Code of 1986, as amended. All citations to Code sections include references to any successor provisions.

2.5	“Committee” means the committee consisting of one or more members of the Board as may be appointed by the Board to administer this Plan pursuant to Article III or for such limited purposes as may be provided by the Board. The Board may serve as the Committee and shall so serve to the extent that a Committee has not otherwise been appointed.

2.6	“Company” means Synthematix, Inc., a Delaware corporation, and its successors and assigns. The term “Company” shall include any Parent Corporation and any Subsidiary Corporation. With respect to all purposes of the Plan, including, but not limited to, the establishment, amendment, termination, operation and administration of the Plan, Synthematix, Inc. shall be authorized to act on behalf of all other entities included within the definition of Company.

2.7	“Disability” means (i) with respect to a Participant who is eligible to participate in the Company’s program of long-term disability insurance, if any, a condition with respect to which the Participant is entitled to commence benefits under such program of long-term disability insurance, and (ii) with respect to any Participant (including a Participant who is eligible to participate in the Company’s program of long-term disability insurance, if any), a disability as determined under procedures established by the Committee or in any Award. Notwithstanding the foregoing, with respect to any Incentive Stock Option, disability shall be determined in a manner consistent with Code section 22(e)(3).

2.8	“Effective Date” means February 1, 2000.

2.9	“Eligible Participant” means any employee of the Company (including an officer), as shall be determined by the Committee, as well as any other person, including non-employee members of the Board and consultants whose participation in the Plan the Committee determines is in the best interest of the Company, subject to limitations as may be provided by the Code or the Committee.

2.10	“Fair Market Value” means the value of a share of Stock, as determined by the Committee in its sole discretion from time to time. The determination of Fair Market Value in connection with an Incentive Stock Option shall be made by the Committee in accordance with Code section 422 and the rules and regulations under this Plan.

2.11	“Incentive Stock Option” means a stock option granted under Article IV of the Plan.

2.12	“Nonqualified Stock Option” means a stock option granted under Article V of the Plan.

2.13	“Option Grant Date” means, as to any Stock Option, the latest of:

(a)	the date on which the Committee takes action to grant the Stock Option to the Participant;

(b)	the date the Participant receiving the Stock Option becomes an employee of the Company, to the extent employment status is a condition of the grant or a requirement of the Code; or

(c)	such other date (later than the dates described in (a) and (b) above) as the Committee may designate.

2.14	“Parent Corporation” means any corporation (other than Synthematix, Inc.) in an unbroken chain of corporations ending with Synthematix, Inc. if each of the corporations other than Synthematix, Inc. owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.15	“Participant” means an Eligible Participant to whom an Award has been granted and who has entered into an Agreement evidencing the Award.

2.16	“Plan” means the Synthematix, Inc. 2000 Equity Compensation Plan, as amended from time to time.

2.17	“Restricted Stock” means an Award of Stock under Article VII of the Plan, which Stock is issued with the restriction that the holder may not sell, transfer, pledge, or assign such Stock and with such other restrictions as the Committee, in its sole discretion, may impose, including without limitation, any restriction on the right to vote such Stock, and the right to receive any cash dividends, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

2.18	“Restriction Period” means the period commencing on the date an Award of Restricted Stock is granted and ending on such date as the Committee shall determine.

2.19	“Retirement” means retirement from active employment with the Company pursuant to such requirements as may be established by the Committee or in any Award.

2.20	“Stock” means shares of common stock of Synthematix, Inc., as may be adjusted pursuant to the provisions of Section 3.10.

2.21	“Stock Option” means an Incentive Stock Option or a Nonqualified Stock Option.

2.22	“Subsidiary Corporation” means any corporation (other than Synthematix, Inc.) in an unbroken chain of corporations beginning with Synthematix, Inc. if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.23	“Termination of Employment” means the discontinuance of employment of a Participant with the Company for any reason or, if the Participant is a non-employee member of the Board, the termination of the Participant’s directorship, or, if the Participant is a consultant to the Company, the termination of the Participant’s relationship as a consultant. The determination of whether a Participant has discontinued employment shall be made by the Committee in its discretion. In determining whether a Termination of Employment has occurred, the Committee may provide that service as a consultant or service with a business enterprise in which the Company has a significant ownership interest shall be treated as employment with the Company, except that with respect to any Incentive Stock Option, employment shall be interpreted in a manner consistent with Section 422 of the Code. The Committee shall have the discretion, exercisable either at the time the Award is granted or at the time the Participant terminates employment, to establish as a provision applicable to the exercise of one or more Awards that during the limited period of exercisability following Termination of Employment, the Award may be exercised not only with respect to the number of shares of Stock for which it is exercisable at the time of the Termination of Employment but also with respect to one or more subsequent installments for which the Award would have become exercisable had the Termination of Employment not occurred.

ARTICLE III - ADMINISTRATION

3.1	This Plan shall be administered by the Committee. The Committee, in its discretion, may delegate to one or more of its members such of its powers as it deems appropriate. The Committee also may limit the power of any member to the extent necessary to comply with applicable law. If it so chooses, the Board may appoint the members of the Committee originally, and as vacancies occur, to serve at the pleasure of the Board.

3.2	The Committee shall meet at such times and places as it determines. A majority of its members shall constitute a quorum, and the decision of a majority of those present at any meeting at which a quorum is present shall constitute the decision of the Committee. A memorandum signed by all of its members shall constitute the decision of the Committee without necessity, in such event, for holding an actual meeting.

3.3	The Committee shall have the exclusive right to interpret, construe and administer the Plan, to select the persons who are eligible to receive an Award, and to act in all matters pertaining to the granting of an Award and the contents of the Agreement evidencing the Award, including without limitation, the determination of the number of Stock Options and shares of Stock subject to an Award and the form, terms, conditions and duration of each Award, and any amendment thereof consistent with the provisions of the Plan. All acts, determinations and decisions of the Committee made or taken pursuant to grants of authority under the Plan or with respect to any questions arising in connection with the administration and interpretation of the Plan, including the severability of any and all of the provisions thereof, shall be conclusive, final and binding upon all Participants, Eligible Participants and their beneficiaries.

3.4	The Committee may adopt such rules, regulations and procedures of general application for the administration of this Plan, as it deems appropriate.

3.5	The aggregate number of shares of Stock authorized for issuance pursuant to Awards shall be 9,182,062, subject to adjustment as provided in Section 3.10. Such shares of Stock shall be made available from authorized and unissued shares of the Company. If, for any reason, any shares of Stock awarded or subject to purchase under the Plan are not delivered or purchased or are reacquired by the Company, for reasons including, but not limited to, a forfeiture of Restricted Stock or termination, expiration or cancellation of a Stock Option, or any other termination of an Award without payment being made in the form of Stock, whether or not Restricted Stock, such shares of Stock shall not be charged against the aggregate number of shares of Stock available for issuance pursuant to Awards under the Plan and may again be available for issuance pursuant to Awards under the Plan.

3.6	Each Award granted under the Plan shall be evidenced by a written Agreement. Each Agreement shall be subject to and incorporate, by reference or otherwise, the applicable terms and conditions of the Plan, and any other terms and conditions, not inconsistent with the Plan, required by the Committee.

3.7	The Company shall not be required to issue or deliver any certificates for shares of Stock prior to:

(a)	the listing of such shares on any stock exchange or national quotation system on which the Stock may then be listed if the rules of the stock exchange or national quotation system requires listing; and

(b)	the completion of any registration or qualification of such shares of Stock under any federal or state law, or any ruling or regulation of any government body if the Company shall, in its discretion, determine registration or qualification is necessary or advisable.

3.8	All certificates for shares of Stock delivered under the Plan shall also be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange or national quotation system upon which the Stock is then listed and any applicable federal or state laws, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions. In making such determination, the Committee may rely upon an opinion of counsel for the Company.

3.9	Subject to the restrictions on Restricted Stock, as provided in Article VII of the Plan and in the Restricted Stock Agreement, each Participant who receives an Award of Restricted Stock shall have all the rights of a shareholder with respect to such shares of Stock, including the right to vote the shares (to the extent, if any, such shares possess voting rights) and receive dividends and other distributions. Except as provided otherwise in the Plan or in an Agreement, no Participant awarded a Stock Option shall have any right as a shareholder with respect to any shares of Stock covered by his or her Stock Option prior to the date of issuance to him or her of a certificate or certificates for such shares of Stock.

3.10	If any reorganization, recapitalization, reclassification, stock split, stock dividend, or consolidation of shares of Stock, merger or consolidation or split-up or spin-off of the Company or sale or other disposition by the Company of all or a portion of its assets, any other change in the Company’s corporate structure, or any distribution to shareholders other than a cash dividend results in the outstanding shares of Stock, or any securities exchanged therefor or received in their place, being exchanged for a different number or class of shares of Stock or other securities of the Company, or for shares of Stock or other securities of any other corporation; or new, different or additional shares or other securities of the Company or of any other corporation being received by the holders of outstanding shares of Stock, then the Committee shall make equitable adjustments in:

(a)	the limitation on the aggregate number of shares of Stock that may be awarded as set forth in Section 3.5 of the Plan;

(b)	the number of shares and class of Stock that may be subject to an Award, and which have not been issued or transferred under an outstanding Award;

(c)	the purchase price to be paid per share of Stock under outstanding Stock Options; and

(d)	the terms, conditions or restrictions of any Award and Agreement, including the price payable for the acquisition of Stock;

provided, however, that all adjustments made as the result of the foregoing in respect of each Incentive Stock Option shall be made so that such Stock Option shall continue to be an Incentive Stock Option, as defined in Code section 422, unless the Committee has stated its intent in writing to treat such Stock Option instead as a Nonqualified Stock Option.

3.11	In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against reasonable expenses, including attorney’s fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted under this Plan, and against all amounts paid by them in settlement thereof, provided such settlement is approved by independent legal counsel selected by the Company, or paid by them in satisfaction of a judgment or settlement in any such action, suit or proceeding, except as to matters as to which the Committee member has been negligent or engaged in misconduct in the performance of his duties; provided, that within 60 days after institution of any such action, suit or proceeding, a Committee member shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same.

3.12	The Committee may require each person purchasing shares of Stock pursuant to a Stock Option or other Award under the Plan to represent to and agree with the Company in writing that he is acquiring the shares of Stock without a view to distribution thereof and/or that he has met such other requirements as the Committee determines may be applicable to such purchase. The certificates for such shares of Stock may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

3.13	The Committee shall be authorized to make adjustments in performance based criteria or in the other terms and conditions of Awards in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in applicable laws, regulations or accounting principles. Unless otherwise required by applicable law, rule or regulation, such adjustments will not be considered to result in the grant of a new Award. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Agreement in the manner and to the extent it shall deem desirable to carry it into effect. In the event the Company shall assume outstanding employee benefit awards or the right or obligation to make such awards in the future in connection with the acquisition of another corporation or business entity, the Committee may, in its discretion, make such adjustments in the terms of Awards under the Plan as it shall deem appropriate to assume the outstanding awards, rights and obligations.

3.14	If the Committee determines that egregious circumstances exist which have been caused by the Participant, the Committee shall have the full power and authority to cancel or suspend any Stock Option or Restricted Stock Award granted to such Participant. In particular, but without limitation, all outstanding Awards granted to any Participant may be canceled if (a) the Participant, without the consent of the Committee, while employed by the Company or after termination of such employment, becomes associated with, employed by, renders services to, or owns any interest in, other than any insubstantial interest, as determined by the Committee, any business that is in competition with the Company or with any business in which the Company has a substantial interest as determined by the Committee; (b) the Participant is terminated for cause as determined by the Committee in its discretion; or (c) the Company voluntarily or involuntarily files for and obtains relief under the United States Bankruptcy Code or any similar state law for the protection of creditors.

3.15	In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act of 1933, including the Company’s initial public offering, a Participant shall not sell, make any short sale of, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose or transfer for value or otherwise agree to engage in any of the foregoing transactions with respect to, any Stock acquired under the Plan without the prior written consent of the Company or its underwriters. Such restriction (the “Market Stand-Off”) shall be in effect for such period of time from and after the effective date of the final prospectus for the offering as may be requested by the Company or such underwriters. In no event, however, shall such period exceed the period for which securities owned by the Chief Executive Officer of the Company are subject to the same restrictions. Any new, substituted or additional securities that are by reason of any recapitalization or reorganization distributed with respect to Stock acquired under the Plan shall be immediately subject to the Market Stand-Off, to the same extent the Stock acquired under the Plan is at such time covered by such provisions. In order to enforce the Market Stand-Off, the Company may impose stop-transfer restrictions with respect to the Stock acquired under the Plan until the end of the applicable stand-off period.

3.16	The Awards granted pursuant to the Plan shall be subject to the following restrictions on transfer (the “Right of First Refusal”):

(a)	Except as otherwise provided in this Section 3.16, a Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively “transfer”), any shares of Restricted Stock or shares issuable upon exercise of Stock Options (collectively, “Shares”), or any interest therein.

(b)	If, at any time or from time to time, a Participant proposes to transfer any Shares (the “Offered Shares”), the Participant shall first give written notice of the proposed transfer (the “Transfer Notice”) to the Company. The Transfer Notice shall name the proposed transferee and state the number of Offered Shares to be transferred, the price per Offered Share and all other material terms and conditions of the proposed transfer. The Company shall have the option to purchase all, but not less than all, of the Offered Shares at the purchase price and upon the other terms and conditions specified in the Transfer Notice. The Company may accept the offer by notifying the Participant in writing, within twenty (20) days after the date of its receipt of the Transfer Notice, of its acceptance. The closing of the purchase of Offered Shares pursuant to this Section 3.16 shall occur at the principal offices of the Company fifteen (15) days after receipt by the Participant of the Company’s notice of acceptance. At the closing, the Participant shall tender to the Company the certificate or certificates representing the Offered Shares, duly endorsed in blank or with duly endorsed stock powers attached thereto, all in form suitable for the transfer of such Offered Shares, free and clear of all liens, encumbrances and restrictions (other than those imposed by the Company’s Certificate of Incorporation or Bylaws or applicable laws) to the Company against delivery by the Company to the Participant of a check in the amount of the aggregate purchase price therefore, provided, that if the terms of the payment set forth in the Transfer Notice were other than cash against delivery, the Company may, at its option, pay for the Offered Shares on the same terms and conditions set forth in the Transfer Notice. If the Company does not elect to acquire all of the Offered Shares, the Participant may transfer to the proposed transferee, within the 60-day period following the expiration of the rights granted to the Company pursuant to this Section 3.16, all, but not less than all, of the Offered Shares, provided, that (i) such transfer shall not be on terms and conditions more favorable to the transferee than those contained in the Transfer Notice, (ii) such transfer shall comply with all applicable state and federal securities laws, (iii) the Shares so transferred shall remain subject to this Right of First Refusal and (iv) such transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Right of First Refusal.

(c)	Notwithstanding the foregoing, a Participant may transfer Shares to or for the benefit of any parent, spouse, child or grandchild, or to a trust or custodial account for his, her or their benefit, without first offering such Shares to the Company pursuant hereto, provided that (i) such transfer shall comply with all applicable state and federal securities laws, (ii) such Shares shall remain subject to this Right of First Refusal, and (iii) such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Agreement.

(d)	Except as set forth in Section 7.5 of the Plan, a Participant may not transfer any Shares of Restricted Stock during the Restriction Period.

(e)	If, from time to time, there is any stock dividend, stock split, or other change in the character or amount of any of the outstanding stock of the Company, the stock of which is subject to the provisions of an Award under the Plan, then, in such event, any and all new, substituted or additional securities to which the Participant is entitled by reason of the Participant’s ownership of the Shares shall be immediately subject to this Right of First Refusal with the same force and effect as the shares subject to the Right of First Refusal immediately before such event.

(f)	The other provisions of this Section 3.16 notwithstanding, this Right of First Refusal shall terminate, and be of no further force and effect upon (i) the occurrence of a Transfer of Control, unless the surviving, continuing, successor or purchasing corporation, as the case may be, assumes the Company’s rights and obligations under the Plan, or (ii) the existence of a public market for the class of shares subject to the Right of First Refusal. A “public market” shall be deemed to exist if (x) such stock is listed on a national securities exchange (as that term is used in the Securities Exchange Act of 1934, as amended) or (y) such stock is traded on the over-the-counter or similar market and prices therefore are published daily on business days in a recognized financial journal.

ARTICLE IV - INCENTIVE STOCK OPTIONS

4.1	Each provision of this Article IV and of each Incentive Stock Option granted under this Plan shall be construed in accordance with the provisions of Code section 422, and any provision hereof that cannot be so construed shall be disregarded.

4.2	All or any portion of the shares of stock authorized for issuance pursuant to Section 3.5 herein shall be available for issuance pursuant to Incentive Stock Options granted under this Plan.

4.3	Incentive Stock Options shall be granted only to Eligible Participants who are in the active employment of the Company, each of whom may be granted one or more such Incentive Stock Options for a reason related to his employment at such time or times determined by the Committee following the Effective Date until the ten-year anniversary of the Effective Date, subject to the following conditions:

(a)	The Incentive Stock Option price per share of Stock shall be set in the corresponding Agreement, but shall not be less than 100% of the Fair Market Value of the Stock on the Option Grant Date. However, if the Optionee owns more than 10% of the outstanding common stock of the Company (as determined pursuant to Code sections 422(b)(6) and 424(d)) on the Option Grant Date, the Incentive Stock Option price per share shall not be less than 110% of the Fair Market Value of the Stock on the Option Grant Date.

(b)	Subject to any conditions upon exercise that the Committee may specify in the corresponding Agreement, the Incentive Stock Option may be exercised in whole or in part within ten (10) years from the Option Grant Date (five (5) years if the Optionee owns more than 10% of the outstanding common stock of the Company (as determined pursuant to Code sections 422(b)(6) and 424(d)) on the Option Grant Date), or such shorter period as may be specified by the Committee in the Agreement; provided, that, in any event, the Incentive Stock Option shall lapse and cease to be exercisable upon a Termination of Employment or within such period following a Termination of Employment as shall have been specified in the Agreement, which period shall not exceed three months unless:

(i)	employment shall have terminated as a result of death or Disability, in which event such period shall not exceed one year after the date of death or Disability; or

(ii)	death shall have occurred following a Termination of Employment and while the Incentive Stock Option was still exercisable, in which event such period shall not exceed one year after the date of death; provided, further, that such period following a Termination of Employment shall in no event extend the original exercise period of the Incentive Stock Option.

(c)	The Committee may adopt any other terms and conditions which it determines should be imposed for the Incentive Stock Option to qualify under Code section 422, as well as any other terms and conditions not inconsistent with this Article IV as determined by the Committee.

(d)	To the extent the aggregate Fair Market Value, determined as of the Option Grant Date, of the shares of Stock with respect to which incentive stock options (determined without regard to this subsection) are first exercisable during any calendar year (under this Plan or any other plan of the Company) by a Participant exceeds $100,000, such Incentive Stock Options granted under the Plan shall be treated as Nonqualified Stock Options.

(e)	Subject to the limitations of Section 3.6, the maximum number of shares of Stock available for issuance pursuant to Incentive Stock Option Awards is all authorized shares under the Plan.

4.4	To the extent an Incentive Stock Option fails to meet the requirements of Code section 422, it shall be deemed a Nonqualified Stock Option.

4.5	The Committee may at any time offer to buy out for a payment in cash, Stock, Restricted Stock or other consideration an Incentive Stock Option previously granted, based on such terms and conditions as the Committee shall establish and communicate to the Participant at the time that such offer is made.

ARTICLE V - NONQUALIFIED STOCK OPTIONS

5.1	Nonqualified Stock Options may be granted to Eligible Participants to purchase shares of Stock at such time or times determined by the Committee, subject to the terms and conditions set forth in this Article V.

5.2	The Nonqualified Stock Option price per share of Stock shall be established in the Agreement and may be more than, equal to or less than 100% of the Fair Market Value at the time of the grant, or at such later date as the Committee shall determine.

5.3	The Nonqualified Stock Option may be exercised within such period, and subject to such restrictions, as may be specified by the Committee in the Agreement; provided, that, in any event, the Nonqualified Stock Option shall lapse and cease to be exercisable upon a Termination of Employment or within such period following a Termination of Employment as shall have been specified in the Agreement; provided, further, that such period following a Termination of Employment shall in no event extend the original exercise period of the Nonqualified Stock Option.

5.4	The Nonqualified Stock Option Agreement may include any other terms and conditions not inconsistent with this Article V or Article VI, as determined by the Committee.

ARTICLE VI - INCIDENTS OF STOCK OPTIONS

6.1	Each Stock Option shall be granted subject to such terms and conditions, if any, not inconsistent with this Plan, as shall be determined by the Committee, including any provisions as to continued employment as consideration for the grant or exercise of such Stock Option and any provisions which may be advisable to comply with applicable laws, regulations or rulings of any governmental authority.

6.2	Except as provided below, a Stock Option shall not be transferable by the Participant other than by will or by the laws of descent and distribution or, to the extent otherwise allowed by applicable law, pursuant to a qualified domestic relations order as defined by the Code and the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, and shall be exercisable during the lifetime of the Participant only by him or in the event of his death or Disability, by his guardian or legal representative; provided, however, that a Nonqualified Stock Option may be transferred and exercised by the transferee to the extent determined by the Committee to be consistent with securities and other applicable laws, rules and regulations and with Company policy. Notwithstanding any language herein or in any Agreement to the contrary, any restrictions on transfer of a Stock Option in the Plan or an Agreement shall be void and of no effect if the Committee determines that a transfer can be made consistent with securities and other applicable laws, rules and regulations.

6.3	Shares of Stock purchased upon exercise of a Stock Option shall be paid for in such amounts, at such times and upon such terms as shall be determined by the Committee, subject to limitations set forth in the corresponding Agreement. Without limiting the foregoing, the Committee may establish payment terms for the exercise of Stock Options which permit the Participant to deliver shares of Stock, or other evidence of ownership of Stock satisfactory to the Company, with a Fair Market Value equal to the Stock Option price as payment.

6.4	The Committee shall be entitled to place restrictions on transfer of Stock purchased by a Participant under a Stock Option.

6.5	No cash dividends shall be paid on shares of Stock subject to unexercised Stock Options.

6.6	In the event of Disability or death, the Committee, with the consent of the Participant or his legal representative, may authorize payment, in cash or in Stock, or partly in cash and partly in Stock, as the Committee may direct, of an amount equal to the difference at the time between the Fair Market Value of the Stock subject to a Stock Option and the option price in consideration of the surrender of the Stock Option.

6.7	The Committee may permit the voluntary surrender of all or a portion of any Stock Option granted under the Plan to be conditioned upon the granting to the Participant of a new Stock Option for the same or a different number of shares of Stock as the Stock Option surrendered, or may require such surrender as a condition precedent to a grant of a new Stock Option to such Participant. Subject to the provisions of the Plan, and except as otherwise agreed by the Participant, such new Stock Option shall be exercisable at the same price as the surrendered Stock Option and during such period and on such other terms and conditions as are specified by the Committee at the time the new Stock Option is granted. Upon surrender, the Stock Options surrendered shall be canceled and the shares of Stock previously subject to them shall be available for the grant of other Stock Options. For purposes of determining the number of Stock Options issued pursuant to the Plan, new Stock Options offered in consideration for Stock Options to be surrendered shall not be considered as issued until such Stock Options are surrendered unless otherwise required by law.

ARTICLE VII - RESTRICTED STOCK

7.1	Restricted Stock Awards may be made to Participants as an incentive for the performance of future services that will contribute materially to the successful operation of the Company. Awards of Restricted Stock may be made either alone or in addition to or in tandem with other Awards under the Plan.

7.2	With respect to Awards of Restricted Stock, the Committee shall:

(a)	determine the purchase price, if any, to be paid for such Restricted Stock, which may be equal to or less than par value and may be zero, subject to such minimum consideration as may be required by applicable law;

(b)	determine the length of the Restriction Period;

(c)	determine any restrictions applicable to the Restricted Stock such as service or performance;

(d)	determine if the restrictions shall lapse as to all shares of Restricted Stock at the end of the Restriction Period or as to a portion of the shares of Restricted Stock in installments during the Restriction Period; and

(e)	determine if dividends and other distributions on the Restricted Stock are to be paid currently to the Participant or paid to the Company for the account of the Participant.

7.3	Awards of Restricted Stock must be accepted within a period of 60 days, or such shorter period as the Committee may specify, by executing a Restricted Stock Agreement and paying whatever price, if any, is required. The prospective recipient of a Restricted Stock Award shall not have any rights with respect to such Award, unless such recipient has executed a Restricted Stock Agreement and has delivered a fully executed copy thereof to the Committee, and has otherwise complied with the applicable terms and conditions of such Award.

7.4	Except when the Committee determines otherwise, or as otherwise provided in the Restricted Stock Agreement, if a Participant terminates employment with the Company for any reason before the expiration of the Restriction Period, all shares of Restricted Stock still subject to restriction shall be forfeited by the Participant and shall be reacquired by the Company.

7.5	Except as otherwise provided in this Article VII or in the corresponding Agreement, no shares of Restricted Stock received by a Participant shall be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of during the Restriction Period.

7.6	To the extent not otherwise provided in a Restricted Stock Agreement, in cases of death, Disability or Retirement or in cases of special circumstances, the Committee, if it finds that a waiver would be appropriate, may elect to waive any or all remaining restrictions with respect to such Participant’s Restricted Stock.

7.7	In the event of hardship or other special circumstances of a Participant whose employment with the Company is involuntarily terminated, the Committee may waive in whole or in part any or all remaining restrictions with respect to any or all of the Participant’s Restricted Stock, based on such factors and criteria as the Committee may deem appropriate.

7.8	Upon granting an Award of Restricted Stock to a Participant, one or more stock certificates representing the shares of Restricted Stock shall be registered in the Participant’s name. Such certificates may either:

(a)	be held in custody by the Company until the Restriction Period expires or until restrictions thereon otherwise lapse, and the Participant shall deliver to the Company a stock power endorsed in blank relating to the Restricted Stock; and/or

(b)	be issued to the Participant and registered in the name of the Participant, and shall bear an appropriate restrictive legend and shall be subject to appropriate stop-transfer orders.

7.9	Except as provided in this Article VII, a Participant receiving a Restricted Stock Award shall have, with respect to the shares of Restricted Stock covered by any Award, all of the rights of a shareholder of the Company, including the right to vote the shares to the extent, if any, such shares possess voting rights and the right to receive any dividends; provided, however, the Committee may require that any dividends on such shares of Restricted Stock shall be automatically deferred and reinvested in additional Restricted Stock subject to the same restrictions as the underlying Award, or may require that dividends and other distributions on Restricted Stock shall be paid to the Company for the account of the Participant. The Committee shall determine whether interest shall be paid on such amounts, the rate of any such interest, and the other terms applicable to such amounts.

7.10	If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock subject to such Restriction Period, unrestricted certificates for such shares shall be delivered to the Participant; provided, however, that the Committee may cause such legend or legends to be placed on any such certificates as it may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission and any applicable federal or state law.

7.11	In order to better ensure that Award payments actually reflect the performance of the Company and the service of the Participant, the Committee may provide, in its sole discretion, for a tandem performance-based or other Award designed to guarantee a minimum value, payable in cash or Stock to the recipient of a Restricted Stock Award, subject to such performance, future service, deferral and other terms and conditions as may be specified by the Committee.

ARTICLE VIII - TRANSFER OF CONTROL

8.1

Upon a merger, consolidation, corporate reorganization, or any transaction in which all or substantially all of the assets or stock of the Company are sold, leased, transferred or otherwise disposed of (other than a mere reincorporation transaction or one in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold at least a majority of the voting power of the surviving corporation) (a “Transfer of Control”), then any unexercisable portion of an outstanding Stock Option and any unvested portion of a Restricted Stock Award shall become immediately exercisable as of a date prior to the Transfer of Control, which date shall be determined by the Board. Notwithstanding the foregoing, (i) an outstanding Stock Option shall not so accelerate if and to the extent the Participant is employed in connection with the Transfer of Control by the successor corporation (or parent thereof) and (A) such Stock Option is either to be assumed by the successor corporation (or parent thereof) or to be replaced with a comparable option to purchase shares of the capital stock of the successor corporation (or parent thereof), or (B) such Stock Option is to be replaced with a cash incentive program of the successor corporation which preserves the spread existing on the unvested Stock Option at the time of such Transfer of Control and provides for subsequent payout in accordance with the same vesting schedule applicable to such Stock Option; and (ii) an outstanding Stock Option or Restricted Stock Award shall not so accelerate if and to the extent the acceleration of such Stock Option or Restricted Stock Award is subject to other limitations imposed by the Board at the time of the grant of the Award. The determination of option comparability under clause (i) (A) above shall be made by the Board, and its determination shall be final, binding and conclusive.

8.2	The vesting of any portion of a Restricted Stock Award or the exercise of any Stock Option that was permissible solely by reason of this Section 8.1 shall be conditioned upon the consummation of the Transfer of Control. The Board may further elect, in its sole discretion, to provide that any Stock Options which became exercisable solely by reason of this Section 8.1 and which are not exercised as of the date of the Transfer of Control shall terminate effective as of the date of the Transfer of Control.

ARTICLE IX - AMENDMENT AND TERMINATION

9.1	The Board may amend or terminate the Plan at any time and from time to time. To the extent required by Code section 422, no amendment, without approval by the shareholders of Synthematix, Inc., shall:

(a)	alter the group of persons eligible to participate in the Plan;

(b)	increase the maximum number of shares of Stock that are available for issuance pursuant to Awards granted under the Plan;

(c)	extend the period during which Incentive Stock Options may be granted beyond the date which is ten (10) years following the Effective Date;

(d)	change the definition of an Eligible Participant for the purpose of an Incentive Stock Option or increase the limit or the value of shares of Stock for which an Eligible Participant may be granted an Incentive Stock Option.

9.2	The Committee shall be entitled to create, amend or delete appendices to this Plan as specified herein.

9.3	No amendment to or termination of this Plan or any provision thereof may, without the written consent of the affected Participant (or his or her beneficiary, as applicable, adversely affect the rights of the Participant (or beneficiary) under any Award previously granted to the Participant under this Plan; provided, however, the Committee retains the right and power to treat any outstanding Incentive Stock Option as a Nonqualified Stock Option in accordance with Section 4.3 above and to make adjustments to any Award pursuant to Section 3.10 without the affected Participant’s consent.

ARTICLE X - MISCELLANEOUS PROVISIONS

10.1	Nothing in the Plan or any Award granted under this Plan shall confer upon any Participant any right to continue in the employ of the Company, or to serve as a director or consultant thereof, or interfere in any way with the right of the Company to terminate his or her employment or relationship at any time. Unless specifically provided otherwise, no Award granted under the Plan shall be deemed salary or compensation for the purpose of computing benefits under any employee benefit plan or other arrangement of the Company for the benefit of its employees unless the Company shall determine otherwise. No Participant shall have any claim to an Award until it is actually granted under the Plan. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall, except as otherwise provided by the Committee, be no greater than the right of an unsecured general creditor of the Company. All payments to be made under this Plan shall be paid from the general funds of the Company, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts, except as provided otherwise by the Committee.

10.2	The Company may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of any taxes which the Company is required by any law or regulation of any governmental authority, whether federal, state or local, domestic or foreign, to withhold in connection with any Award or the exercise thereof, including, but not limited to, the withholding of payment of all or any portion of such Award or another Award under this Plan until the Participant reimburses the Company for the amount the Company is required to withhold with respect to such taxes, or canceling any portion of such Award or another Award under this Plan in an amount sufficient to reimburse itself for the amount it is required to so withhold, or selling any property contingently credited by the Company for the purpose of paying such Award or another Award under this Plan, in order to withhold or reimburse itself for the amount it is required to so withhold.

10.3	The Plan and the grant of Awards shall be subject to all applicable federal and state laws, rules, and regulations and to such approvals by any United States government or regulatory agency as may be required.

10.4	The terms of the Plan shall be binding upon the Participant, the Company, and their successors and assigns.

10.5	The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver shares of Stock or payments in lieu of or with respect to Awards under this Plan; provided, however, that, unless the Committee otherwise determines with the consent of the affected Participant, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan.

10.6	Each Participant exercising an Award under this Plan agrees to give the Committee prompt written notice of any election made by such Participant under Code section 83(b) or any similar provision thereof.

10.7	If any provision of this Plan or an Agreement is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Agreement under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Agreement, it shall be stricken and the remainder of the Plan or the Agreement shall remain in full force and effect.

10.8	The Committee may incorporate additional or alternative provisions for this Plan with respect to residents of one or more individual states to the extent necessary or desirable under state securities laws. Such provisions shall be set out in one or more appendices hereto which may be amended or deleted by the Committee from time to time.

APPENDIX A

SYNTHEMATIX, INC

AMENDED AND RESTATED

2000 EQUITY COMPENSATION PLAN

Provisions Applicable to California Residents

Notwithstanding anything to the contrary specified above, the following provisions shall apply to any stock option granted under the Synthematix, Inc., 2000 Equity Compensation Plan (the “Plan”) to a resident of California:

•

The exercise price under an option granted to a California resident may not be less than 85% of the “fair value” (as defined by Rule 260.140.50 under the California Code) of the Company’s common stock at the time the option is granted (110% of the “fair value” in the case of any person who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the issuing corporation or its parent or subsidiary corporations at the time of grant.

•	The exercise period of a stock option granted to a California resident shall be no longer than 120 months from the date the option is granted.

•	An option granted to a California resident shall not be transferable, other than by will or the laws of descent and distribution.

•

An option granted to a California resident shall become exercisable at the rate of at least 20% per year over 5 years from the date the option is granted, subject to reasonable conditions such as continued employment. However, in the case of an option granted to a California resident who is an officer, director, or consultant of the Company or any of its affiliates, the option may become fully exercisable, subject to reasonable conditions such as continued employment, at any time or during any period established by the Company.

•

Unless employment is terminated for cause as defined by applicable law, the terms of the stock option award agreement or a contract of employment, the right to exercise an option granted to a California resident in the event of termination of the optionee’s employment (to the extent that the optionee is otherwise entitled to exercise on the date employment terminates) must terminate as follows:

•	At least 6 months from the date of termination if termination was caused by death or disability; or

•	At least 30 days from the date of termination if termination was caused by other than death or disability.

•	The plan shall terminate with respect to California residents on February 1, 2010.

•

The Plan shall be available to California residents only if the shareholders of the Company approve the plan within 12 months before or after the date the plan was adopted. Any option exercised by a California resident before such shareholder approval is obtained shall be rescinded if such shareholder approval is not obtained. Any such rescinded shares will not be counted in determining whether approval is obtained.

•	Each California resident who elects to participate in the Plan will be provided with a copy of the Company’s financial statements annually.

•

At no time will the total number of shares of Company stock issuable under stock options granted under this Plan, under subscription agreements under any stock purchase plan maintained by the Company, and the total number of shares provided for under any stock bonus or similar plan of the Company exceed the limitation set forth in Rule 260.140.45 under the California Code, based on the shares of the issuer which are outstanding at the time the calculation is made.